Exhibit 99.1

Banc of California Announces Changes to Stock Buyback Program

Irvine, Calif. (September 5, 2013) – Banc of California, Inc. (NASDAQ: BANC), the multi-bank holding company for Pacific Trust Bank and The Private Bank of California, today announced that its Board of Directors has approved changes to its previously announced share buyback program under Rule 10b-18 authorizing the Company to buy back, from time to time during the 12 months ending September 3, 2014, an aggregate amount representing up to 10% of the Company’s currently outstanding common shares. The buyback program will include a 10b5-1 plan that was adopted by the Company on September 3, 2013 pursuant to which up to a maximum of 300,000 shares may be repurchased during the quarter ended December 31, 2013, subject to certain price and volume restrictions.

About Banc of California, Inc.

Since 1941, Banc of California, Inc. (NASDAQ:BANC) through its banking subsidiaries Pacific Trust Bank and The Private Bank of California, has provided banking services and home loans to businesses and families in California and the West. Today, Banc of California, Inc. has over $3 billion in consolidated assets and more than 60 banking locations.

Forward Looking Statements

This press release includes forward-looking statements within the meaning of the “Safe-Harbor” provisions of the Private Securities Litigation Reform Act of 1995. These statements are necessarily subject to risk and uncertainty and actual results could differ materially from those anticipated due to various factors, including those set forth from time to time in the documents filed or furnished by Banc of California, Inc. with the Securities and Exchange Commission. You should not place undue reliance on forward-looking statements and Banc of California, Inc. undertakes no obligation to update any such statements to reflect circumstances or events that occur after the date on which the forward-looking statement is made.

Source: Banc of California, Inc.

Investor Relations Inquiries:

Banc of California, Inc.

Richard Herrin, (949) 236-5300

Media Inquiries:

Vectis Strategies

David Herbst, (310) 625-5849